EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-3 and related Prospectus of Identive Group, Inc. and Subsidiaries (the “Company”) for the registration of up to $50,000,000 of securities of the registrant and to the incorporation by reference therein of our report dated March 31, 2014, with respect to the consolidated financial statements and the 2013 and 2012 figures presented in schedule of the Company included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Bostedt	/s/ Richter
Wirtschaftsprüfer	Wirtschaftsprüfer
[German Public Auditor]	[German Public Auditor]

Ernst & Young GmbH

Wirtschaftsprüfungsgesellschaft

Munich, Germany

May 13, 2014